Exhibit 99.7

Consent to be Named as a Director

In connection with the filing by Investcorp India Acquisition Corp of Amendment No. 1 to the Registration Statement on Form S-1 (the “Amended Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named as a nominee to the board of directors of the Company in the Amended Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Amended Registration Statement and any amendments thereto.

Dated: February 16, 2022	/s/ Ashwini Asokan
Ashwini Asokan